Filed pursuant to Rule 424(b)(3)
Registration Number 333-136046

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 26, 2006)

MOTIENT CORPORATION
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55,053,054 Shares of Common Stock
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This document supplements the prospectus dated July 26, 2006, relating to the shares of Motient Corporation’s common stock, par value $0.01 per share that is part of the registration statement on Form S-3 (File No. 333-136046). This prospectus supplement is incorporated by reference into the prospectus. The information under the heading “Selling Stockholders” in this prospectus supplement updates and modifies the applicable information set forth under the heading “Selling Stockholders” in the prospectus dated July 26, 2006 to include a Selling Stockholder inadvertently omitted from the prospectus. NO NEW ADDITIONAL SHARES ARE BEING REGISTERED BY THIS PROSPECTUS SUPPLEMENT. The table set forth below is based solely on information that has been provided by or on behalf of the selling stockholder as of a recent practicable date prior to the filing of this prospectus supplement.

Selling Stockholders

	Shares Beneficially Owned			Shares Beneficially Owned
	Prior To Offering (1)			After The Offering (2)
Shares
Name Of Beneficial Owner	Number	Percentage	Offered	Number	Percentage

Winchester Development LLC (3)	70,000	*	70,000	0	*

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* Less than 1% of the outstanding shares.

(1)	Pursuant to Rule 13d-3 of the Exchange Act, a person is deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including the right to acquire through the exercise of an option or warrant or through the conversion of a security.

(2)	The share amount listed in this column assumes that the selling stockholder will sell all of the shares of our common stock covered by this prospectus, and that they will not sell any shares other than those covered by this prospectus.

(3)	All shares are shares underlying a vested warrant.

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Our common stock is not currently listed on any national securities exchange or on the NASDAQ Stock Market. Our common stock is currently quoted on the Pink Sheets under the symbol “MNCP”. On August 1, 2006 the last reported bid price for our common stock was $12.50.

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The purchase of our common stock involves a high degree of risk. See “Risk Factors” in the Prospectus for a discussion of factors that you should carefully consider before purchasing the shares offered by this prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is criminal offense.

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The date of this Prospectus Supplement is August 3, 2006.